Exhibit 99.1

Press Release Contact: David W. Wehlmann Executive Vice President & Chief Financial Officer

Amex Symbol: GW

FOR IMMEDIATE RELEASE: HOUSTON, TEXAS — MARCH 25, 2004, GREY WOLF, INC. ANNOUNCES OFFERING OF $100.0 MILLION OF FLOATING RATE CONTINGENT CONVERTIBLE SENIOR NOTES.

     Houston, Texas, March 25, 2004—Grey Wolf, Inc. (“Grey Wolf” or the “Company”) (AMEX-GW), announced today that it has agreed to sell $100.0 million aggregate principal amount of floating rate contingent convertible senior notes due 2024 in a private offering. Grey Wolf has granted to the initial purchaser an option to acquire up to an additional $25.0 million principal amount of the notes. The closing of the transaction is subject to customary terms and conditions.

     The notes will be convertible into shares of Grey Wolf’s common stock at a conversion price of $6.51 per share of common stock, upon the occurrence of certain events. The notes will bear interest at an annual rate equal to three-month LIBOR, adjusted quarterly, minus a spread of 0.05% except that interest for any period will never be less than zero. Regardless of the level of three-month LIBOR, the coupon interest rate will never exceed 6.00% per annum. Interest will be payable quarterly in arrears.

     Grey Wolf will have the right to redeem the notes for cash at any time after April 2014. Holders will have the right to require Grey Wolf to repurchase the notes in 2014 and 2019. The Company will use the net proceeds from the offering to fully redeem its 8-7/8% Senior Notes due 2007 and for general corporate purposes. If the initial purchaser exercises its option to acquire the additional $25.0 million principal amount of the notes, the net proceeds from the exercise of the option will be used for general corporate purposes.

     The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the U.S., absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

     Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of contract oil and gas land drilling services in the Ark-La-Tex, Gulf Coast, Mississippi/Alabama, South Texas, West Texas and Rocky Mountain regions with a total drilling rig fleet of 117.

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GREY WOLF, INC.

10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com